EXHIBIT 5


                         McGrath, North, Mullin & Kratz, P.C.
                             1400 One Central Park Plaza
                                Omaha, Nebraska 68102
                                    (402) 341-3070





                                             September 29, 1995


          ConAgra, Inc.
          Corporate Headquarters
          One ConAgra Drive
          Omaha, Nebraska 68102-5001

          Gentlemen:

               In connection with the registration under the Securities Act of 1933, as amended, of 1,461,677 shares of Common Stock, five dollars ($5.00) par value of ConAgra (the "Common Stock"), we have examined such corporate records and other documents, including the registration statement on Form S-3 to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Based on such examination, we advise you that in our opinion:

               1. ConAgra is a corporation duly organized and existing under the laws of the State of Delaware.

               2. All necessary corporate action on the part of ConAgra has been taken to authorize the registration of the Common Stock by ConAgra, and when sold as contemplated in the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

               We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Yours very truly,

                                             MCGRATH, NORTH, MULLIN &
                                             KRATZ, P.C.

                                                  /s/ David L. Hefflinger
                                             By:
                                                  For the Firm